Exhibit 4(kk)

                       First Amendment to Lease Agreement

This First Amendment to Lease Agreement (the "Amendment") is made and entered into as of June 7, 2000, by and between RND Funding Company, Inc., a Delaware corporation ("Landlord"), and ISE Labs, Inc., a California corporation ("Tenant"), with reference to the following facts.

                                    Recitals

(a) Kim Camp No. VII ("Original Landlord") and Alphatec Electronics Company Limited (Public), a Thailand corporation, ("Original Tenant") have entered into that certain Lease Agreement dated as of March 23, 1995 (the "Lease") for the leasing of certain premises consisting of approximately 70,538 rentable square feet located at 3600 Peterson Way, Santa Clara, California (the "Premises") as such Premises are more fully described in the Lease.

(b) In connection with a transfer by Original Landlord to Landlord of certain real property of which the Premises is a part, Original Landlord assigned all of its right, title and interest in, to and under the Lease to Landlord and Landlord assumed the obligations of Original Landlord under the Lease. In addition, in connection with that certain Assignment and Assumption of Lease dated September 12, 1997, Original Tenant has assigned its right, title and interest in the Lease and Premises to Digital Testing Services, Inc., a California corporation ("Current Tenant")

(c) Current Tenant now wishes to assign all its right, title and interest in the Lease to Tenant and Tenant wishes to accept said Assignment.

(d) In addition, Landlord and Tenant now wish to amend the Lease to provide for, among other things, the extension of the Term of the Lease, all upon and subject to each of the terms, conditions and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

          1. Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

          2. Assignment and Assumption: Effective as of the date of this Amendment, Current Tenant hereby grants, transfers, assigns and delegates to Tenant all of its right, title and interest and obligations of Current Tenant under the Lease, and Tenant accepts such assignment and delegation above, assumes the Lease, agrees to pay all rent and other charges accruing under the Lease from and after the date hereof and agrees to observe and perform directly to Landlord, all of the other covenants, agreements and obligations to be observed and/or performed by the tenant under the Lease from and after the date hereof. Tenant has inspected the Premises and knows the present condition thereof and confirms that neither Landlord nor any officer, director, employee, agent or beneficiary of Landlord has made any representation or warranty to Tenant concerning the Premises, or otherwise, expressed or implied, and that Tenant does not accept the Premises in reliance upon any such representation or warranty.

          3. Term: The Term of the Lease shall be extended for the period commencing on November 1, 2000 through October 31, 2010 (the "Extended Term").

          4. Base Rent: The Basic Lease Information and Section 4 of the
          Lease are hereby modified to provide that during the Extended Term of the Lease the monthly Base Rent payable by Tenant to Landlord, in accordance with the provisions of Section 4 of the Lease shall be in accordance with the following schedule:

          Effective November 1, 2000, the Base Rent shall be $202,444.06 per month; Effective November 1, 2001, the Base Rent shall be $210,541.82 per month; Effective November 1, 2002, the Base Rent shall be $218,963.49 per month; Effective November 1, 2003, the Base Rent shall be $227,722.04 per month;


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          Effective November 1, 2004, the Base Rent shall be $236,830.92 per month; Effective November 1, 2005, the Base Rent shall be $246,304.15 per month; Effective November 1, 2006, the Base Rent shall be $256,156.32 per month; Effective November 1, 2007, the Base Rent shall be $266,402.57 per month; Effective November 1, 2008, the Base Rent shall be $277,058.67 per month; and

          Effective November 1, 2009, the Base Rent shall be $288,141.02 per month.

          5. Option to Extend the Term: The parties hereby acknowledge and agree that Tenant did exercise the Option to Extend the Term of the Lease in accordance with the terms and provisions set forth in
          Section 3.2 of the Lease. Tenant further acknowledges and agrees that the Option to Extend the Lease as set forth in Section 3.2 is of no further force and effect, and Tenant does not have any additional rights under the Lease to further extend the Term of the Lease.

          6. Condition of Premises: Tenant acknowledges and agrees that its possession of the Premises after October 31, 2000 is a continuation of Tenant's possession of the Premises under the Lease. Tenant is familiar with the condition of the Premises, and agrees to accept the Premises in their existing condition "AS IS", without any obligation of Landlord to remodel, improve or alter the Premises, to perform any other construction or work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance, except as expressly otherwise provided in Section 7 below.

          7. Tenant Improvement Allowance: Subject to the terms and provisions of this Amendment, Landlord shall, within thirty (30) days of receipt of all required documents from Tenant, provide to Tenant an allowance in the amount of $211,614.00 (the "Tenant Improvement Allowance") to construct and install in the Premises the Tenant Improvements as defined herein.

          "Tenant Improvements" as used in this Amendment shall include only those interior improvements to be made to the Premises as agreed to by Tenant and Landlord in accordance with the provisions hereof. "Tenant Improvements" shall specifically not include (i) any of Tenant's trade fixtures (not including Tenant's test floor area floor covering), racking, security equipment, equipment, furniture, furnishings, telephone and/or data equipment, telephone and/or data lines or other personal property, and (ii) any supplemental fire protection improvements or equipment, including without limitation, in-rack fire sprinklers, hose racks, reels, smoke vents, and draft curtains (collectively "Tenant's Installations").

          Tenant shall prepare plans and specifications ("Plans and Specifications") for the Tenant Improvements. Tenant shall deliver the Plans and Specifications to Landlord, in form and with sufficient detail as reasonably requested by Landlord. Landlord shall reasonably approve or disapprove the Plans and Specifications within five (5) days after Landlord receives the Plans and Specifications and, if disapproved, Landlord shall return the Plans and Specifications to Tenant, who shall make all necessary revisions as reasonably required by Landlord. This procedure shall be repeated until Landlord approves the Plans and Specifications. The approved Plans and Specifications, as modified, shall be deemed the "Final Plans and Specifications".

          Tenant shall be solely responsible for the construction, installation and completion of the Tenant Improvements in accordance with approved Final Plans and Specifications and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Landlord, except for Landlord's obligation to contribute the Tenant Improvement Allowance in accordance with the provisions herein. Tenant shall diligently proceed with the construction, installation and completion of the Tenant Improvements in accordance with the completion schedule reasonably approved by Landlord, subject to force majeure and Landlord delays.

          Tenant, at its sole cost and expense (which may be paid out of the Tenant Improvement Allowance), shall obtain all governmental approvals to the full extent necessary for the issuance of a building permit for the Tenant Improvements, if required by applicable law or code. Tenant at its sole cost and expense (which may be paid out of the Tenant Improvement Allowance) shall undertake all steps necessary to insure that the construction of the Tenant Improvements is accomplished in strict compliance with all statutes, laws, ordinances, codes, rules, and


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          regulations applicable to the construction of the Tenant Improvements and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises.

          Subject to Landlord complying with its obligations to provide the Tenant Improvement Allowance herein, Tenant shall pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Tenant Improvements. The Tenant Improvements shall not be commenced until ten (10) business days after Landlord has received notice from Tenant stating the date the construction of the Tenant Improvements is to commence so that Landlord can post and record any appropriate Notice of Non-responsibility.

          Tenant shall maintain, and case to be maintained, during the construction of the Tenant Improvements, at its sole cost and expense, builders' risk insurance for the amount of the completed value of the Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as the Landlord shall reasonably require in connection with the Tenant Improvements.

          Upon completion of the Tenant Improvements and prior to any payment of the Tenant Improvement Allowance by Landlord, Tenant shall deliver to Landlord the following, all of which shall be to Landlord's reasonable satisfaction:

               (i) A cost breakdown itemizing all expenses for the Tenant Improvements, together with invoices and receipts for the same or other evidence of payment.

               (ii) Final and unconditional mechanic's lien waivers from Tenant's general contractor for all the Tenant Improvements.

          8. Excess Rents: Section 14.4 of the Lease shall be deleted in its entirety and shall now read as follows:

                    "If Landlord consents to a sublease or assignment, as a condition thereto which the Tenant hereby agrees is reasonable, Tenant shall pay to Landlord, as Additional Rent any "Excess Rents" received by Tenant from such assignee or sublessee. The term "Excess Rents" shall mean all rent, additional rent and other consideration payable by such assignee or sublessee which either initially or over the term of the sublease or assignment exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease. Tenant shall pay the Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, fifty percent (50%) of the Excess Rents after the recovery by Tenant of reasonable amounts for brokerage commissions, legal expenses, and Tenant Improvement costs to the extent such items have been incurred by Tenant in connection with the subject sublease or assignment."

          9. Security Deposit: The parties acknowledge that Landlord now holds the sum of $54,314.26, to be applied subject to the provisions of the Lease. Current Tenant releases all claims to that sum, and agrees that the sum shall be held by Landlord for the benefit of Tenant, subject to the provisions of the Lease. In addition, Tenant shall upon execution of this First Amendment, deposit with Landlord the amount of $233,826.76 which shall be added to the existing Security Deposit to total $288,141.02.

          10. Current Tenant's and Tenant's Continuing Obligations to Landlord:
          Current Tenant hereby covenants, warrants and agrees for the benefit of Landlord that notwithstanding the assignment made herein, Current Tenant shall in all events and circumstances remain primarily liable to Landlord for and not be released or discharged from the performance of the tenant's obligations under the Lease (whether past, present or future), all of which liabilities and obligations Current Tenant agrees to pay and perform promptly, and Current Tenant and Tenant hereby covenant and warrant to Landlord that after the Assignment Date, Current Tenant and Tenant shall be jointly and severally liable under the Lease for all of the tenant's obligations under the Lease, except that Tenant shall only be liable for such obligations arising from and after the date hereof. Current Tenant and Tenant hereby further covenant and warrant that Landlord's consent to this assignment shall not in any manner affect Landlord's


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          ability to proceed against Current Tenant and Tenant, both jointly and severally, for any failure by Tenant or Current Tenant to perform any of its obligations under the Lease, nor shall any such consent be construed as a waiver by Landlord of any of its rights or remedies under the Lease. In the event of any conflict or dispute between Current Tenant and Tenant with respect to each of their obligations under the Lease, Landlord shall not be affected, impaired or otherwise adversely affected thereby, and Current Tenant and Tenant, jointly and severally, shall protect, hold harmless, defend and indemnify Landlord from and against any and all claims, damages, judgments, liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from or related to this Agreement, any brokerage commissions or fees asserted against or incurred by Current Tenant and/or Tenant, and any disputes or conflicts between Current Tenant and Tenant with respect to the Lease, this Agreement, the Premises or any other matters affecting Landlord.

          11. Effect of Amendment: Except as modified herein, the terms and provisions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and provisions of the Lease and this Amendment, the terms and provisions of this Amendment shall prevail.

          12. Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meaning set forth in the Lease.

          13. Authority: Subject to the provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Amendment.


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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.


Current Tenant:

Digital Testing Services, Inc.,
a California corporation

By: /s/
   ---------------------------------------
Its: VP of Corp. Planning & Quality
    --------------------------------------
Date: June 27, 2000
     -------------------------------------

Tenant:

ISE LABS, INC.,
a California corporation

By: /s/
   ---------------------------------------
Its: VP of Corp. Planning & Quality
    --------------------------------------
Date: June 27, 2000
     -------------------------------------


Landlord:

RND FUNDING COMPANY, INC.,
a Delaware corporation

By: /s/
   ---------------------------------------
Its: Vice President
    --------------------------------------
Date: June 29, 2000
     -------------------------------------